United States securities and exchange commission logo





                       September 5, 2023

       Jennifer Ziolkowski
       Chief Financial Officer
       Vigil Neuroscience, Inc.
       100 Forge Road, Suite 700
       Watertown, MA 02472

                                                        Re: Vigil Neuroscience,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 21,
2023
                                                            File No. 001-41200

       Dear Jennifer Ziolkowski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences